UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CRYO-CELL INTERNATIONAL, INC.

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June 29, 2007

Dear Fellow Shareholder:

Cryo-Cell’s Annual Meeting of Stockholders on July 16, 2007 is rapidly approaching. This year you are being asked to make a very important decision—choosing between two opposing slates of directors. On behalf of the Cryo-Cell Board of Directors, I am asking for your support of the Company’s experienced and independent nominees. You can show your support by simply voting the enclosed WHITE proxy card.

Your Board firmly believes that it is essential for the Company to continue the execution of our strategic plan intended to diversify Cryo-Cell’s product portfolio with innovative new services. Your Board believes that by building sustainable enterprise value, we have optimal potential to impact Cryo-Cell’s share price going forward. Progress is well underway to commercialize Cryo-Cell’s intellectual property associated with our recently announced Maternal Placental Stem Cell (MPSC). We believe that this exclusive new service has the potential for major impact on women’s healthcare and to provide a significant new revenue stream for the Company. Our product diversification strategy must be executed while the Company continues to provide outstanding levels of quality and service that Cryo-Cell clients have come to expect. It is critical to recognize that the foundation of Cryo-Cell’s business is predicated upon trust that our clients place in our promise to provide products that may potentially safeguard the health and well-being of our clients and their babies from many life-threatening diseases. We believe this trust may be compromised if there is a complete change in Company leadership to the Portnoy slate of directors, especially given their lack of indicated relevant professional experience. The trust of Cryo-Cell’s valued clients must not be compromised.

Cryo-Cell is the only publicly traded private cord blood bank to have achieved and sustained profitability for nine consecutive quarters from Q104 through Q106. From FY03 through FY06, Cryo-Cell revenues grew 129%. We believe that the Board’s decision to invest in the growth of our business has established a solid and sustainable foundation for a bright Cryo-Cell future. Your Board’s nominees are highly qualified and experienced directors who have been engaged in the stem cell preservation industry and in the business of regenerative science for a combined total of over 45 years.

We believe that the Portnoy Group wants control of your Company without paying you a premium and without presenting Cryo-Cell stockholders with any substantive reasons to support their unqualified nominees. The Portnoy slate is conspicuously void of indicated relevant professional experience in the stem cell preservation industry or in the business of regenerative stem cell science.

We urge you to show your support for your Board of Directors by signing, dating and returning the enclosed WHITE proxy card today or by following the instructions for voting by telephone or internet on the enclosed proxy card. Please do not sign or return any gold proxy card sent to you by the Portnoy Group. If you have any questions or need any assistance voting your shares, do not hesitate to contact Georgeson Inc., who is assisting us in this matter; toll free at (888) 605-7511. We sincerely appreciate your continued support.

On behalf of your Board of Directors,

Mercedes Walton

Chairman & Chief Executive Officer

YOUR VOTE IS IMPORTANT

1.	To vote FOR your Company’s nominees, you MUST execute a WHITE proxy card.

2.	The Board of Directors urges you to DISCARD any gold proxy cards that you may have received from the Portnoy Group. A “WITHHOLD AUTHORITY” vote on Portnoy’s gold proxy card is NOT a vote for the Board’s nominees.

3.	If you have voted on a gold proxy card but wish to support your Company’s nominees, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible.

4.	Remember – ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.

5.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares FOR your Company’s nominees on the WHITE proxy card.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

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Stockholders Call Toll Free (888) 605-7511